LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
April 6, 2006
NR 31	OTCBB: LBTS

Exhibit 99.1

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR GRANTS STOCK OPTIONS

Tucson, Arizona – April 6, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that it has granted incentive stock options to certain employees, officers, directors and consultants for whom the Compensation Committee has designated stock options for the right to purchase an aggregate of 1,628,000 common shares exercisable at the price of $1.11 per share for a term of ten years. The grant of stock options is being made under the terms of the Company’s 2004 Stock Option Plan.

ON BEHALF OF THE BOARD OF DIRECTORS

 /s/ James A. Briscoe

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes project area of Northern Arizona, Liberty Star additionally now has 547 standard Federal lode mining claims covering 11,322 acres or about 17.7 square miles in 37 separate blocks covering 107 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.